Exhibit 10.7

[SAMBA TV

LETTERHEAD]

[DATE]

[FULL NAME]

via Samba TV, Inc.

Dear [FIRST NAME],

This letter agreement (the “Agreement”) is entered into between [FULL NAME] (“you”) and Samba TV, Inc. (the “Company” or “we”), effective as of the date signed below (the “Effective Date”), to confirm the terms and conditions of your employment with the Company.

1.    Title/Position. You will continue to serve as the [POSITION]. You also will continue to report to the Company’s [REPORTING TITLE] and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned. By signing this Agreement, you confirm that you continue to have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Base Salary. As of the Effective Date, your annual base salary will be $[BASE SALARY], which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.    Annual Bonus. As of the Effective Date, you will have the opportunity to earn a target annual cash bonus equal to $[BONUS AMOUNT], based on achieving performance objectives established by the Board or Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion.

4.    Equity Awards.

a.

Make Whole Grant. We will recommend to the Board or its Committee, that you be granted an award of restricted stock units (“RSUs”) covering [NUMBER OF SHARES] shares of the Company’s common stock (the “Initial RSUs”). The Initial RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), and the applicable RSU award agreement thereunder. You must remain in continuous service to the Company through both a liquidity event and a service-based vesting schedule. The service-based schedule will be satisfied as to 1/6 of the total number of Initial RSUs on [VESTING DATE] and thereafter as to 1/6th of the total number of Initial RSUs on each quarterly vesting date thereafter, subject to you maintaining a continuous service relationship with the Company (or a parent or subsidiary of the Company) through each applicable date.

b.

IPO Refresh Grant. Further, in connection with and shortly prior to an initial public offering (“IPO”), we will recommend to the Board or its Committee, that you be granted an award of restricted stock units (“IPO RSUs”) covering [NUMBER OF SHARES] shares of the Company’s common stock. The IPO RSUs will be subject to the terms and conditions applicable to RSUs granted under the Plan, and the applicable RSU award agreement thereunder. You must remain in continuous service to the Company through both a liquidity event and a service-based vesting schedule. The service-based schedule will be satisfied as to 1/3 of the total number of RSUs on the date 12 months following your vesting start date and thereafter as to 1/12th of the total number of RSUs on each quarterly vesting date thereafter, subject to you maintaining a continuous service relationship with the Company (or a parent or subsidiary of the Company) through each applicable date. The vesting start date for the IPO RSUs will be the first quarterly vesting date following the Company’s IPO.

c.

For these purposes, the quarterly vesting dates are the 20th day of February, August, August, and November. The liquidity event requirement will generally be satisfied if you remain in continuous service with the Company through the earlier of the date of a sale of the Company or the expiration of the lock-up period related to an IPO.

d.

You will continue to be eligible to receive additional equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your equity awards outstanding as of the Effective Date will continue in effect on their existing terms.

5.    Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.    Severance. You are a participant in the Company’s Change of Control and Severance Policy (the “COC/Severance Policy”). The COC/Severance Policy and the participation agreement under the COC/Severance Policy that you signed specify the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company.

7.    Confidentiality Agreement. The employment relationship between you and the company will also be governed by the Company’s general employment policies and practices, which may be in effect from time to time, including those relating to protection of confidential information and assignment of inventions. The Company has a firm policy against its employees using any trade secrets or other proprietary information of third parties in the course of performing their duties for the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you previously signed with the Company (the “Confidentiality Agreement”) still applies.

8.    At-Will Employment. The Company is an “at-will” employer. That means that both you and the company have the right to terminate your employment at any time, with or without advance notice, and for any reason, with or without cause, or for no reason at all. Likewise, the terms of your employment may be altered at any time (including changes in your duties, changes in your pay and demotions), with or without cause, at the discretion of the Company. This at-will nature of your employment cannot be altered except by a written agreement signed by you and an officer of the Company.

9.    Miscellaneous. This Agreement, together with the Confidentiality Agreement, the COC/Severance Policy and any outstanding equity awards granted to you by the Company and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

[Signature page follows]

To confirm the terms and conditions of your employment with the Company, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

SAMBA TV, INC.

By:

Agreed to and accepted:

[FULL NAME]

Dated: